Exhibit 1


                                    Agreement

between


1. Elmako Damm GmbH, vertr.d.d. GF Hand Aamm, IndustriestraBe 8, 76473 Iffezheim

2. Herrn Hand Damm Und Frau Anita Damm, IndustriestraBe 8, 76473 Iffezheim

3. Transit-Media GmbH, vertr.d.d. GF Robert Huber, IndustriestraBe 8, 76473 Iffezheim

4. Digital Recorders Inc. 4900 Prospectus Drive Suite 1000, P.O. Box 14068 vertr.d.d. Prasidenten J. Phillips L. Johnston

5. Robert Huber, Pforzheim

                                (Section Mark) 1
Digital Buys the shares of TRANSIT MEDIA GmbH held by Mr. Hans Damm and Mr. Robert Huber. The purchasing price is 25.000,00 DM each.

The shareholders of TRANSIT MEDIA (Mr. Damm and Mr. Huber and Mrs. Damm) have stood surety for the TRANSIT MEDIA towards the Stadtsparkasse Baden-Baden. The suretyship runs up to 62.500,00 DM for Mr. and Mrs. Damm and 125.000,00 DM for Mr. Huber.

Digital is obliged to bring a certificate of release.

The purchasing price has to be payed at the time of notarization. The obligation of bringing a release will be valid at the same time.

                                (Section Mark) 2
Elmako is obliged to make no competition on the field of selling displays for buses and trains towards TRANSIT MEDIA. That implies the prohibition of selling or delivering controllingboards and displays and the pertaining software to third parties. For each single violation of this competition class Elmako has to pay a contract penalty of 50.000,00 DM. The eventual surpassing damage can be claimed in addition to that.

                                (Section Mark) 3
Transit is obliged to give Elmako an order of at least 50 controllerboards with Ibis-Function. The single-price is 650,00 DM plus surplas tax, payable within a week after invoicing. The testation of EMI and RFI is not necessary. Elmako is obliged to accept the order.

Competition clause will stay valid even if TRANSIT will not order more than 50 boards.

                                (Section Mark) 4
The first 3 of the boards mentioned in (Section Mark) 3 have to be delivered at the latest till 30.04.1996. The following 15 boards has to be delivered till
10.05.1996 and the remaining 32 boards at the latest till 30.05.96. Elmako will do best efforts to prepone time of delivery.

                                (Section Mark) 5
Mr. and Mrs. Damm and Elmako are obliged to treat strictly confidential all information they have gained as shareholders or managers of TRANSIT MEDIA and to hand back all material of the TRANSIT MEDIA, especially all drawings, descriptions and or other amterials concerning the Lite Vision Diswplay, except the material publicly known.

                                (Section Mark) 6
Mr. and Mrs. Damm are obliged to hand forward the material and documents to Mr. Huber, which have been asked for at the Due Diligence of 19.03.1996. The transfering of the shares has to take place till 30.04.1996.

All parties of this agreement agree that the closing of the books will take place at 22.03.1996.

                                (Section Mark) 7
Mr. and Mrs. Damm do consent that they have in their function as shareholders or managers no claims whatsoever against the TRANSIT MEDIA.

                                (Section Mark) 8
The parties of this agreement know that the notarization of the transfering of the shares is necessary for the final validity of this paper. The purchasing - and order obligation according to (Section Mark) 3 and 4 of this agreement are valid in any case.

Iffezheim, den 20.03.1996


/s/ Anita Damm & /s/ Hans Damm
 ....................................................................
Anita Damm und Hans Damm


/s/ Robert Huber
 ....................................................................
fur die TRANSIT MEDIA GmbH Herrn Robert Huber


/s/ J. Phillips L. Johnston
 ....................................................................
fur Digital Recorders Mr. J. Phillips L. Johnston


/s/ Hans Damm
 ....................................................................
fur Elmako Herrn Hans Damm


/s/ Robert Huber
 ....................................................................
Herrn Robert Huber